AMT Capital Fund, Inc.

                  HLM International Equity Portfolio
                  ----------------------------------


                            Annual Report




















                              October 31, 1996


                          AMT Capital Services, Inc.
                 600 Fifth Avenue,  New York, New York  10020
             Telephone (212) 332-5211    Long Distance (800) 762-4848
                           Facsimile (212) 332-5190

AMT Capital Fund, Inc.
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HLM International Equity Portfolio - President's Letter
--------------------------------------------------------------------------------







                                                  								December 6, 1996



Dear Shareholder:

We are pleased to present the Annual Report for the AMT Capital Fund, Inc. -
HLM International Equity Portfolio for the period ended October 31, 1996. As of the close of business on October 31, 1996, the HLM International Equity Portfolio merged into the International Equity Portfolio of the Harding, Loevner Funds, Inc. on a tax-free basis. The Harding, Loevner Funds is a new family of funds advised by the Portfolio's investment adviser, Harding, Loevner Management, L.P. AMT Capital continues to serve as distributor and administrator of the Portfolio and the Funds and can be reached at the Funds' direct number, 212-332-5210, for any questions you may have regarding the recently completed merger.


                                                  								Sincerely,

                                                          /s/ Alan M. Trager

                                                  								Alan M. Trager
                                                  								President

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Table of Contents
--------------------------------------------------------------------------------





Overview..................................................................	1

Statement of Net Assets...................................................	3

Statement of Operations...................................................	7

Statement of Changes in Net Assets........................................	8

Financial Highlights......................................................	9

Notes to Financial Statements............................................	10

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Overview
October 31, 1996
--------------------------------------------------------------------------------






GRAPH: This graph is a comparison of change in value of $10,000 investment in HLM International Equity Portfolio, The MSCI World ex USA Index (net dividends reinvested) and the Lipper International Equity Fund Index.
       The comparison is from the 5/11/94 to 10/31/96. As of 10/31/96 the value of the $10,000 investment in HLM International Equity Portfolio was $11,994; the value of the same investment in MSCI World ex USA Index was $11,858; and the value of the same investment in Lipper International Equity Fund Index was $11,652.







           Investment Performance (For The Periods Ended October 31, 1996)

                   		             	Cumulative Total 		      	Average Annual
                                    			Return			              Total Return
								                        -----------------------------------------------
		                              1996                       Since		      Since
	                              	Y-T-D   Last 12 months	 Inception*	  Inception*

	HLM International Equity
   Portfolio	                   9.81%	      15.39%	       19.94%		     7.62%

	MSCI World Ex-USA Index (net)	 4.08%	      11.20%	       18.58%		     7.12%

	Lipper International Equity
   Fund Index	                  8.34%	      12.65%	       16.52%		     6.37%

 * The HLM International Equity Portfolio commenced operations on May 11, 1994

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Overview (continued)
October 31, 1996
--------------------------------------------------------------------------------


  	The HLM International Equity Portfolio provided a total return for the ten month period ended October 31, 1996 of 9.81% and an annualized return of 7.62% since its inception on May 11, 1994. The Portfolio's benchmark, the MSCI World ex USA Index (with net dividends reinvested), returned 4.08% and 7.12% for the same periods, respectively. The Lipper International Equity Fund Index returned 8.34% and 6.37%, respectively. The Portfolio's fiscal year end was changed from December 31 to October 31 in conjunction with the merger of the Portfolio into the Harding, Loevner Funds, Inc. as of the close of business on October 31, 1996 (See "Special Meeting of Shareholders"). As of the publishing of this report, the net assets in the new portfolio have reached $268 million.

Developments in the First Half of 1996

   Even a sharp increase in long-term interest rates did not cool the ardour of mutual fund investors in early 1996, who poured money into equity and fixed income funds at record rates. Among the beneficiaries of this trend were international funds, whose inflows contributed to the worldwide rise in markets in the first part of the year. Currency markets were stable, and, as usual, the Portfolio benefited from that stability. A number of well-performing stocks contributed to the Portfolio's performance, including Bayer, Societe Generale de Surveillance, IHC Caland, and Nestle Malaysia.

  	There were a number of individual stocks that contributed to the Portfolio's strong performance in the second quarter despite the fact that there were very small gains in the period for the two largest non-U.S. stock markets, the U.K.
and Japan. Several companies in the Portfolio were beneficiaries of the rising
U.S. dollar:  Honda Motor, Nippondenso, Surveillance, and Unitor.  Additionally,
other stocks contributed to performance on the basis of stock selection as distinct from country allocation:  Blenheim and Rentokil, for example each rose more than 15% whereas the U.K. market overall rose by just 3%.

Developments Since Mid-Year

  	Whereas the second quarter was marked by very small movements in the U.K. and
Japan, this quarter they were the biggest movers -- in opposite directions.  The
Japanese market declined approximately 5.6% in dollar terms, as the yen stopped weakening relative to the dollar and investors began to question their bullish assumptions of the pace of economic recovery.  Meanwhile, the U.K. market rose
7.9% from the resurgence of the British consumer and property market.  Since the
Portfolio has less exposure to these countries than their respective weightings in the market indexes, the Portfolio was less strongly affected by these moves than its benchmark.  In October, the adviser reduced holdings in two South East
Asian companies, Sime Darby, and Hutchison Whampoa, where strong price appreciation had led to the size of the holdings becoming uncomfortably large.
Proceeds were reinvested in the region in Hong Kong and China Gas, a utility company, and by increasing the Portfolio's holding in RTZ, one of the world's largest mining companies. Individual company performance continued to drive the
Portfolio's results during the period.

Outlook

  	The economic and financial landscape around the world remains favorable. Competition will continue to be fierce as companies continue to compete globally, inflation will remain quite modest, and therefore interest rates will remain relatively low. In such an environment, demonstrable ability to generate earnings and dividend growth will remain scarce and valuable.

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Statement of Net Assets
October 31, 1996
--------------------------------------------------------------------------------


                                                    			Shares	        	Value
Long-Term Investments - 95.5%

Equities - 90.7%

Argentina - 1.1%
  	Quilmes Industrial SA - ADR (Foods/Beverages)		     75,600 		  $   793,800
	  Quilmes Industrial SA -  (Foods/Beverages)		       178,200 	     1,826,550
  					                                                             ---------
                                                                    2,620,350
					                                                               ---------
Bermuda - 1.0%
  	PartnerRe Holdings Ltd. (Insurance)		               85,800 		    2,466,750
					                                                               ---------

Canada - 1.9%
  	Imperial Oil Ltd. (Oil/Gas)		                      106,000 		    4,664,000
					                                                               ---------

France - 3.0%
  	Financiere et Industrielle Gaz et Eaux
   (Diversified Holdings)		                            11,875		     5,008,076
  	Michelin (CGDE) - Class B (Manufacturing)		         46,800		     2,258,679
					                                                               ---------
                                                                    7,266,755
					                                                               ---------
Germany - 10.0%
  	Bayer AG (Chemicals)		                             197,600		     7,474,003
  	Deutsche Bank AG (Financial)		                     141,000		     6,537,374
  	Hochtief AG (Engineering)		                        105,000	 	    4,310,219
  	Hornbach Baumarkt AG (Retail)		                     33,500 		    1,085,074
  	Muenchener Rueckversicherung (Insurance)		           1,934		     4,627,896
					                                                              ----------
                                                                   24,034,566
					                                                              ----------
Hong Kong - 6.1%
  	Hong Kong & China Gas Co., Ltd.
   (Distribution-Oil/Gas)		                         1,767,000	      3,108,099
  	Hutchison Whampoa Ltd. (Diversified Holdings)	  	1,220,000		     8,520,655
  	Johnson Electric Holdings Ltd.
   (Electrical Equipment)		                         1,461,000		     3,193,422
					                                                              ----------
                                                                   14,822,176
					                                                              ----------
Indonesia - 0.4%

   PT Wicaksana Overseas International
   (Distribution/Wholesale)				                			    742,000		       860,567

Japan - 15.8%
  	Atlantis Japan Growth Fund (Investment Company)*	  440,000		     3,907,200
  	Atlantis Japan Growth Fund Warrants Expiring
   4/30/10 (Investment Company)*		                     53,000 		      105,640
  	Canon, Inc. (Office Equipment)		                   302,000		     5,787,780
  	Canon Sales Co., Inc. (Distribution/Wholesale)		   173,500	      4,408,044
  	Honda Motor Co., Ltd. (Automotive)		               239,000	      5,714,989
  	Ito-Yokado Co., Ltd. (Retail)		                    118,000		     5,892,220
  	Mitsubishi Heavy Industries Ltd. (Aerospace)		     810,000		     6,230,769
  	Nippondenso Co., Ltd. (Electrical Equipment)		     298,000		     6,182,681
					                                                              ----------
                                                                   38,229,323
					                                                              ----------
Malaysia - 4.4%
  	Nestle Berhad (Foods/Beverages)		                  415,000	      3,252,583
  	Nylex Berhad (Chemicals)		                         667,500	      1,466,423
  	Sime Darby Berhad (Diversified Holdings)		       1,658,000	      5,873,847
					                                                              ----------
                                                                   10,592,853
					                                                              ----------
Netherlands - 10.2%
  	IHC Caland NV (Transportation)		                    86,500		     4,832,773
  	Randstad Holdings NV (Commercial Services)		        31,600		     2,557,829
  	Royal Dutch Petroleum Co. - ADR (Oil/Gas)		         66,000		    10,914,750
  	Wolters Kluwer NV (Publishing)*		                   49,000	      6,304,956
					                                                              ----------
                                                                   24,610,308
					                                                              ----------
Norway - 1.9%
  	Norsk Hydro AS - ADR (Oil/Gas)		                    98,033		     4,497,264


Singapore - 8.1%
  	Acer Computer International Ltd. (Computers)		     560,000 	       991,200
  	Acer Computer Int'l Ltd. Warrants
     Expiring 7/31/01 (Computers)*	                  	112,000	        	38,166
  	Courts Ltd. (Retail)		                             605,000 	       803,173
  	Development Bank of Singapore - Foreign
     Registered Shares (Financial)		                  585,000		     7,018,671
  	Keppel Corp. Ltd. (Transportation)		               892,000		     6,649,155
  	Singapore Press Holdings Ltd. (Publishing)       		247,000     		4,103,223
					                                                              ----------
                                                                   19,603,588
					                                                              ----------
South Africa - 1.7%
  	LibLife Strategic Investments, Ltd.
     (Diversified Holdings)				              			    1,337,690		     3,993,104

Spain - 3.4%
  	Banco Intercontinental Espanol (Financial)		        68,000		     8,162,349


Sweden - 3.2%
  	Astra AB - Bearer Shares (Pharmaceuticals)		       170,000		     7,770,836

Switzerland- 11.8%
  	ABB AG - Registered Shares (Engineering)		          37,000		     9,051,629
  	Nestle SA - ADR (Foods/Beverages)		                133,000	      7,253,754
  	Sandoz AG (Pharmaceuticals)	                        	4,300	     	4,989,912
  	SGS Societe Generale de Surveillance
     Holding SA - Bearer Shares
     (Commercial Services)		                            2,375	      5,414,019
  	SGS Societe Generale de Surveillance
     Holding SA - Registered Shares
     (Commercial Services)		                            4,400 		    1,876,728
					                                                              ----------
                                                                   28,586,042
					                                                              ----------
Thailand - 1.8%
   The Siam Cement Co., Ltd.
     (Manufacturing/Distribution)		                  	128,000	     	4,379,502


United Kingdom - 4.9%
  	Rentokil Group p.l.c. (Commercial Services)		    1,003,400		     6,742,472
  	RTZ Corp. (Mining)		                               311,000	     	4,977,532
					                                                              ----------
                                                                   11,720,004
					                                                              ----------
   		Total Equities - (Cost - $209,467,462)			                    218,880,337


Convertible Bonds - 4.8%			                            Face
                                                      Amount
					                                          ----------------
  	Michelin, 6.000% due 1/2/98 (France)     		 FRF 12,000,000		     2,631,424
  	Johnson Electric Holdings Ltd., 4.500%
     due 11/5/00 (Hong Kong)	                      $  500,000	       	466,875
  	Far East Levingston Ship,  1.500%
     due 5/02/01 (Singapore)		                      2,370,000		     2,150,775
  	Bangkok Bank Public Co., 3.250%
     due 3/3/04 (Thailand)	                         6,220,000	     	6,344,400
                                                                   ----------
   		Total Convertible Bonds - (Cost - $ 12,304,423)			            11,593,474
					                                                              ----------

   		Total Long-Term Investments - (Cost - $221,771,885)			       230,473,811



                                                    			Face
                                                   			Amount		        Value
Short-Term Investments - 5.2%

	  Investors Bank & Trust Company Repurchase
     Agreement, 5.18% due 11/1/96; Issued
     10/31/96 (Collateralized by $6,416,000
     par of	Federal National Mortgage
     Association ARM, 5.15% due 2/1/24, value
		   $3,896,019, and $8,996,000 par of Federal
     National Mortgage Association	ARM, 5.15%
     due 10/1/26, value $9,229,356
		     (Cost - $12,500,000)	                     $12,500,000		    $12,500,000

   		Total Investments - 100.7% (Cost - $234,271,885)			          242,973,811

Other Assets Net of Liabilities - (0.7%)

  	Foreign currency holdings (Cost - $4,932,289)			     	           4,958,660
  	Other assets				                                                   524,285
  	Receivable from Investment Adviser		                               		4,134
  	Payable for securities purchased				                            (6,834,531)
  	Unrealized depreciation on forward contracts			                    	(2,259)
  	Other liabilities				                                             (266,864)
   		Other assets and liabilities, net			                          (1,616,575)

Net Assets - 100.0%
	  Applicable to 20,785,131 outstanding $.001 par
   value shares	(authorized 250,000,000 shares)			              $ 241,357,236

  	 	Net Asset Value, Offering and Redemption Price Per Share		 $       11.61


Components of Net Assets as of October 31, 1996 were as follows:
  	Capital stock at par value ($.001)	                       		 $      20,785
  	Capital stock in excess of par value		                       		233,099,969
  	Distribution in excess of investment income, net	              			(460,403)
  	Net unrealized appreciation on investments and on
		   assets and liabilities denominated in foreign currencies			    8,696,885
					                                                           -------------
                                                                $ 241,357,236
					                                                           -------------

*Non-income producing securities
FRF-French Francs                           See Notes to Financial Statements

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Statement of Operations
For the Ten Months Ended October 31, 1996
--------------------------------------------------------------------------------




Investment Income
Interest					                                                     $   584,951
Dividends (net of withholding taxes of $295,878)					               2,166,599
                                                                  -----------
  	Total investment income				                                      2,751,550
							                                                           -----------
Expenses
Investment advisory fees					                                         893,427
Administration fees					                                              178,685
Custodian fees					                                                   139,675
Shareholder recordkeeping fees					                                    27,877
Legal fees					                                                         6,250
Audit fees					                                                        20,833
Directors' fees and expenses					                                       7,269
Insurance expense					                                                 13,296
State registration filing fees		                      			              10,100
SEC filing fees					                                                   51,195
Other fees and expenses					                                           12,014
							                                                            ----------
  	Total operating expenses				                                     1,360,621

Waiver of investment advisory fee			                                 (169,385)
							                                                            ----------
  	Net operating expenses			                                       	1,191,236

Investment expense					                                                18,796
							                                                            ----------
    	Total expenses		                                             		1,210,032
							                                                            ----------
Investment income, net			                                         		1,541,518

Realized and unrealized gain (loss) on
investments	and foreign currency-related
transactions
Net realized gain from investments					                             2,846,551
Net realized loss from foreign currency-related
  	transactions		                                                  		(167,454)
Net unrealized appreciation on investments					                     4,802,235
Net unrealized appreciation on translation of assets
  	and liabilities denominated in foreign currencies				                1,951
	                                                                  ----------
   Net realized and unrealized gain on investments
	  and foreign currency-related transactions				                    7,483,283
							                                                            ----------
  	Net increase in net assets
  	resulting from operations				                                $   9,024,801
							                                                            ----------


                                            See Notes to Financial Statements

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AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Statement of Changes in Net Assets
--------------------------------------------------------------------------------

					                                    For the Ten Months     For the Year
                                               Ended               Ended
                                          October 31, 1996	 	December 31, 1995

Increase (Decrease) in Net Assets
from Operations
Investment income, net					               $  1,541,518 	       	$    436,280

Net realized gain (loss) from
investments and foreign
currency-related transactions					           2,679,097		            (324,304)

Net unrealized appreciation on
investments and on translation
of assets and liabilities
denominated in foreign currencies			        	4,804,186	           	3,956,823

Net increase in net assets resulting
	 from operations				                        9,024,801		           4,068,799

Distributions to Shareholders from
Investment income, net				                  	1,541,518		             407,463

In excess of investment income, net	        			649,872	                   	-

Net realized gain from investments and
  foreign currency-related transactions    		2,144,787		                   -

Total distributions		                       	4,336,177	             	407,463

Capital Share Transactions, Net					       168,942,060		          55,161,338

Total increase in net assets		      			    173,630,684 		         58,822,674

Net Assets

   Beginning of period				                  67,726,552 	           8,903,878

  	End of period				                     $ 241,357,236		       $  67,726,552

Undistributed (Distributions in
excess of)	Investment
Income, Net				                          $    (460,403)	     	 $      4,694



                                            See Notes to Financial Statements

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Financial Highlights
--------------------------------------------------------------------------------

                   				For the Ten  	     For the Year        For the Period
                       Months Ended	        Ended                Ended
			                   	October 31, 1996		 December 31, 1995		 December 31,1994*
                       ----------------   -----------------   -----------------
Per Share Data
Net asset value,
  beginning of period			$        10.77 	  	 $         9.71 	 	 $        10.00

Increase (Decrease)
in Net Assets from
Operations
Investment income, net				        0.08 		             0.10 	      	      0.04

Net realized and
  unrealized gain (loss)
  on investments	and
  foreign currency-
  related transactions	         		0.97 		             1.06 		           (0.29)

	 Net increase (decrease)
  from investment
  operations	                   		1.05 		             1.16 		           (0.25)

Distributions to
Shareholders from
Investment income, net				        0.08 		             0.10 		            0.03

In excess of investment
income, net		                     0.03	                 	-	                	-

Net realized gain from
investments and foreign
currency-related
transactions	                    	0.10	                 	-	                	-

Temporary overdistribution
of net realized gain on
investments and foreign
currency-related transactions		      - 	 	               - 	        	    0.01

  	Total distributions			         0.21 		             0.10 		            0.04

Net asset value, end of
period				                $      11.61 		     $      10.77 	   	  $      9.71

Total Return			                	9.81%	(b)	          11.99%		         (2.47%)	(b)

Ratios/Supplemental
Data
Net assets, end
of period		             		$241,357,236 		      $ 67,726,552     		$ 8,903,878

Ratio of expenses to
average net assets			          	1.00%	(a)           	0.99%		           0.95%	(a)

Ratio of investment
income, net to average
net assets		                  		1.29%	(a)	           1.30%	           	1.13%	(a)

Decrease in above
ratios due to waiver
of investment advisory
and administration fees
and reimbursement
of other expenses			           	0.14%	(a)           	0.54%		           1.33%	(a)

Portfolio turnover		            		17%	(b)	             28%             		27%	(b)

Average commission
rate paid				                $  .0229	**	              N/A		             N/A

(a) Annualized
(b) Not Annualized
*  Commencement of operations was May 11, 1994
** Represents total commissions paid on portfolio equity securities divided by the total number of shares purchased or sold on which commissions were charged. This disclosure is required by the SEC beginning in 1996.


                                             See Notes to Financial Statements

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Notes To Financial Statements
October 31, 1996
--------------------------------------------------------------------------------

1. Organization

AMT Capital Fund, Inc. (the "Fund") was organized as a Maryland corporation on August 3, 1993 and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Fund currently has two Portfolios. This report pertains to the HLM International Equity Portfolio. The HLM International Equity Portfolio (the "Portfolio") commenced operations on May 11, 1994.

2. Summary of Significant Accounting Policies

Securities

All securities transactions are recorded on a trade date basis. Interest income and expenses are recorded on an accrual basis. Dividend income is recorded on the ex-dividend date. The Portfolio amortizes discount or premium on a daily basis to interest income. The Portfolio uses the specific identification method for determining gain or loss on sales of securities.

Income Tax

It is the policy of the Portfolio to continue to qualify as a regulated investment company, if such qualification is in the best interest of its shareholders, by complying with the applicable provisions of the Internal Revenue Code, and to make distributions of taxable income sufficient to relieve it from substantially all Federal income and excise taxes.

Valuation

All investments in the Portfolio are valued daily at their market price, which results in unrealized gains or losses. Securities traded on an exchange are valued at their last sales price on that exchange. Securities for which no sales are reported are valued at the latest bid price obtained from a quotation reporting system or from established market makers. Repurchase agreements are generally valued at their cost plus accrued interest. Securities for which market quotations are not readily available and illiquid securities will be valued in good faith by the Board of Directors.

Expenses

Expenses directly attributed to each Portfolio in the Fund are charged to that Portfolio's operations; expenses which are applicable to all Portfolios are allocated among them based on average daily net assets.

Dividends to Shareholders

Effective January 1, 1996, it is the policy of the Portfolio to declare dividends from net investment income annually. Net short-term and long-term capital gains distributions for both Portfolios, if any, are normally distributed on an annual basis.

Dividends from net investment income and distributions from realized gains from investment transactions have been determined in accordance with the income tax regulations and may differ from net investment income and realized gains recorded by the Portfolio for financial reporting purposes. Differences result primarily from foreign currency transactions and timing differences related to recognition of income, and gains and losses from investment transactions. To the extent that those differences which are permanent in nature result in overdistributions to shareholders, amounts are reclassified within the capital accounts based on their federal tax basis treatment. Temporary differences do not require reclassification. Dividends and distributions which exceed net investment income and net realized capital gains for financial reporting purposes but not for tax purposes are reported as distributions in excess of net investment income and net realized capital gains, respectively. To the extent that they exceed net investment income and net realized gains for tax purposes, they are reported as distributions of capital stock in excess of par.

During the ten months ended October 31, 1996, the Portfolio reclassified $184,775 between distributions in excess of investment income to accumulated net realized gain on investments and foreign currency-related transactions. This reclassification had no effect on net investment income, net realized gains and losses, and net assets.

Currency Translation

Assets and liabilities denominated in foreign currencies and commitments under forward exchange currency contracts are translated into U.S. dollars at the mean of the quoted bid and asked prices of such currencies against the U.S. dollar. Purchases and sales of portfolio securities are translated at the rates of exchange prevailing when such securities were acquired or sold.
Income and expenses are translated at exchange rates prevailing when accrued. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Net realized gains and losses from foreign currency-related transactions arise from sales of foreign currency, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolio's books, and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized appreciation or depreciation on translation of assets and liabilities denominated in foreign currencies arise from changes in the value of assets and liabilities other than investments in securities at the period end, resulting from changes in the exchange rate. At October 31,1996, the Portfolio had a balance of ($29,153) of net unrealized depreciation related to the changes in the exchange rate in the value of other assets and liabilities excluding foreign currency and forward foreign currency contracts and investments.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

3. Investment Advisory Agreement and Affiliated Transactions

Harding, Loevner Management, L.P. ("HLM") is the investment adviser for the Portfolio. In addition, the Portfolio has an administration agreement with AMT Capital Services, Inc., which assists in managing and supervising all aspects of the Portfolio other than investment advisory activities. The advisory fee and administration fees are computed daily at an annual rate of .75% and .15%, respectively, of the average daily net assets of the Portfolio. HLM has voluntarily agreed to reduce their fee to the extent that aggregate expenses (exclusive of brokerage commissions, other investment expenses, interest on borrowings, taxes and extraordinary expenses) exceed an annual rate of 1.00% of the average daily net assets.


4. Investment Transactions

Purchase cost and proceeds from sales of investment securities, other than short-term investments, for the ten months ended October 31, 1996 totaled $181,974,664 and $22,586,908 respectively, for the Portfolio.

The components of net unrealized appreciation on investments at October 31, 1996 for the Portfolio were as follows:

Gross Unrealized Appreciation				$        15,777,691
Gross Unrealized Depreciation				         (7,075,765)
Net Unrealized Appreciation			   $         8,701,926

The cost of securities owned by the Portfolio at October 31, 1996 for Federal tax purposes was substantially the same as for financial statement purposes.

5. Forward Foreign Exchange Contracts

The Portfolio, on occasion, enters into forward foreign exchange contracts in order to hedge its exposure to changes in foreign currency exchange rates on its foreign portfolio holdings. A forward foreign exchange contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward rate. The gain or loss arising from the difference between the cost of the original contracts and the closing of such contracts is included in net realized gains or losses on foreign currency-related transactions. Fluctuations in the value of forward foreign exchange contracts are recorded for book purposes as unrealized appreciation or depreciation on assets and liabilities denominated in foreign currencies by the Portfolio.

At October 31, 1996, the Portfolio had the following outstanding forward foreign exchange contracts:


 Contract  								                                               	Unrealized
 Amount 	  				                                Cost	     Value 	 	(Depreciation)

 Forward Foreign Exchange Buy Contracts
  815,006 		French Franc closing 11/29/96			 $160,355 	 $159,831 	 $     (524)
   40,138 		Malaysian Ringgit closing
              11/1/96			                       16,030     15,887         (143)
1,021,585 		Singapore Dollar closing
              11/5/96			                      727,003    725,411       (1,592)

									                                                          $   (2,259)

The Portfolio enters into foreign currency transactions on the spot markets in order to pay for foreign investment purchases or to convert to dollars the proceeds from foreign investment sales or coupon interest receipts. There were no open foreign exchange contracts to buy or sell currency on the spot markets as of October 31, 1996.

6. Capital Share Transactions

Transactions in capital stock for the Portfolio were as follows for the periods indicated:

				                     Ten Months Ended                    Year Ended
				                     October 31, 1996                 December 31, 1995
                  				Shares		         Amount		         Shares		       Amount

Shares sold        	14,950,392		  $ 174,317,309	      5,622,926		$  57,519,473
Shares issued
related to
reinvestment
of dividends				       301,338        3,510,073	        	33,936	      	355,396

                				15,251,730		    177,827,382		     5,656,862 	  	57,874,869
Shares redeemed		    		755,840      		8,885,322	       	284,696	    	2,713,531
Net increase		    		14,495,890	 	 $ 168,942,060		     5,372,166		$  55,161,338



7. Repurchase and Reverse Repurchase Agreements

The Portfolio may enter into repurchase agreements under which a bank or securities firm that is a primary or reporting dealer in U.S. Government securities agrees, upon entering into a contract, to sell U.S. Government Securities to the Portfolio and repurchase such securities from the Portfolio at a mutually agreed upon price and date.

The Portfolio is also permitted to enter into reverse repurchase agreements under which a primary or reporting dealer in U.S. Government securities purchases U.S. Government securities from the Portfolio and the Portfolio agrees to repurchase the securities at an agreed upon price and date.

The Portfolio may engage in repurchase and reverse repurchase transactions with parties selected on the basis of such party's creditworthiness. Securities purchased subject to repurchase agreements must have an aggregate market value greater than or equal to the repurchase price plus accrued interest at all times. If the value of the underlying securities falls below the value of the repurchase price plus accrued interest, the Portfolio will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults on its repurchase obligation, the Portfolio maintains the right to sell the underlying securities at market value and may claim any resulting loss against the seller. When the Portfolio engages in reverse repurchase transactions, the Portfolio will maintain, in a segregated account with its custodian, securities equal in value to those subject to the agreement.

8. Subsequent Events

Effective as of the close of business on October 31, 1996, the Portfolio merged into the Harding, Loevner Funds, Inc. - International Equity Portfolio. Pursuant to shareholder approval, this merger was structured as a tax-free reorganization. All assets and liabilities of the Portfolio were transferred to the Harding, Loevner Funds, Inc. - International Equity Portfolio. This merger had no impact on operations or net assets, and operations have continued without disruption.

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
AMT Capital Fund, Inc. - HLM International Equity Portfolio

We have audited the accompanying statement of net assets of AMT Capital Fund, Inc. - HLM International Equity Portfolio as of October 31, 1996, and the related statement of operations for the ten months then ended, the statement of changes in net assets for the ten months ended October 31, 1996 and for the year ended December 31, 1995 and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the HLM International Equity Portfolio of the AMT Capital Fund, Inc. at October 31, 1996, the results of its operations for the ten months then ended, the changes in its net assets for the ten months ended October 31, 1996 and for the year ended December 31, 1995 and the financial highlights for each of the indicated periods, in conformity with generally accepted accounting principles.





New York, New York
December 6, 1996

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
Special Meeting of Shareholders
October 31, 1996                                                   (Unaudited)
--------------------------------------------------------------------------------

In accordance with Rule 30d-1 under the Investment Company Act of 1940, the Portfolio is required to furnish certain information regarding any matters submitted to a vote of the Fund's shareholders. Shareholders of record on October 14, 1996, were notified that a Special Meeting of Shareholders (the "Meeting") would be held at the offices of the Portfolio on October 30, 1996. Shareholders of the Portfolio voted on approval of the reorganization of the Portfolio as the shares of the newly-formed International Equity Portfolio of the Harding, Loevner Funds, Inc. A summary of the shareholder votes cast is set forth below:




               Vote	     Number of Votes	      Percent of Total
                                               Shares Outstanding
               ---------------------------------------------------
               For	        11,032,275	              63.09%
               Against             	-                  	-
               Abstained	           -	                  -

AMT Capital Fund, Inc.
--------------------------------------------------------------------------------
HLM International Equity Portfolio - Special 1996 Tax Information
		                                                                 (Unaudited)
--------------------------------------------------------------------------------


The Portfolio has elected to pass through the credit for taxes paid in foreign countries during its fiscal year ended October 31, 1996. In accordance with current tax laws, the Foreign Income and Foreign Tax per share (for a share outstanding on 10/31/96) is as follows:

                                                         							Gross
                                 				Foreign	                		Foreign
Country		                            		Tax	                 		Dividends

Argentina                         			0.0000	                 		0.0016
Bermuda	                          			0.0000	                 		0.0011
Canada			                           	0.0000	                 		0.0029
France			                           	0.0009	                 		0.0064
Germany			                          	0.0014	                 		0.0139
Hong Kong			                        	0.0000	                 		0.0109
Indonesia			                        	0.0001	                 		0.0005
Japan			                            	0.0011	                 		0.0071
Malaysia			                         	0.0019		                 	0.0065
Netherlands		                      		0.0020	                 		0.0171
Norway		                           		0.0007		                 	0.0048
Philippines			                      	0.0001		                 	0.0003
Singapore			                        	0.0012	                 		0.0050
South Africa		                      	0.0000	                 		0.0022
Spain			                            	0.0013		                 	0.0103
Sweden		                           		0.0003	                 		0.0017
Switzerland		                      		0.0026		                 	0.0176
Thailand			                         	0.0002		                 	0.0018
United Kingdom	                    		0.0006		                 	0.0070




Shareholders will receive more detailed information along with their Form 1099-DIV in January, 1997.

OFFICERS AND DIRECTORS                  CUSTODIAN AND FUND
                                        ACCOUNTING AGENT

Patricia A. Gammon                      Investors Bank & Trust Company
Director of the Fund                    P.O. Box 1537
                                        Boston, MA  02205-1537

Marc P. Powell                          TRANSFER AND DIVIDEND
Director of the Fund                    DISBURSING AGENT

Alan M. Trager                          Investors Bank & Trust Company
President and Director                  P.O. Box 1537
of the Fund                             Boston, MA  02205-1537

                                        LEGAL COUNSEL
William E. Vastardis
Secretary and Treasurer                 Dechert Price & Rhoads
of the Fund                             1500 K Street, N.W.
                                        Washington, D.C.  20005-1208
Carla E. Dearing
Vice President and Assistant            INDEPENDENT AUDITORS
Treasurer of the Fund
                                        Ernst & Young LLP
                                        787 Seventh Avenue
                                        New York, NY  10019
INVESTMENT ADVISER

Harding, Loevner Management, L.P.
50 Division Street
Somerville, NJ  08876


ADMINISTRATOR AND
DISTRIBUTOR

AMT Capital Services, Inc.
600 Fifth Avenue, 26th Floor
New York, NY  10020